Exhibit 99.1

STRATTEC SECURITY CORPORATION Announces CEO Transition Plan

November 13, 2023, Milwaukee, Wisconsin - STRATTEC SECURITY CORPORATION (NASDAQ:STRT) (“STRATTEC” or the “Company”), today announced that Frank J. Krejci, President and Chief Executive Officer, will retire from employment with the Company effective December 31, 2023. He will also retire from the Company’s Board of Directors on December 31st.

Mr. Krejci became a member of STRATTEC’s inaugural Board of Directors in 1995 and has been a valued Board member for over 28 years.  He became an Officer of STRATTEC in 2010, serving as President, and has served as President and Chief Executive Officer since September 1, 2012.

Rolando Guillot, Senior Vice President – Operations and Chief Operating Officer, has been named to serve as Interim Chief Executive Officer effective January 1, 2024 in addition to his current role.  Mr. Guillot joined STRATTEC in 1996 and gained experience in various management roles, primarily in STRATTEC’s Mexican subsidiary, until September, 2004 when he was elected Vice President – Mexican Operations. In December 2016 he was elected Senior Vice President – Operations, responsible for all the Company’s operations, and was elected to his current position in March, 2023.

The Company will engage a leading national executive search firm to conduct a formal search to identify a successor to Mr. Krejci as soon as possible.  The Board of Directors is confident that Mr. Guillot has the necessary skills and experience to lead STRATTEC while a select group of independent members of the Board conduct the executive search for a successor CEO.

“Frank Krejci has had a positive influence on STRATTEC for over 28 years, first as a Director on the Company’s Board, and then as the President/CEO, as well as continuing as a member of the Board.  His accomplishments have been many and have played an important role in growing the Company over his years of involvement with STRATTEC.  His leadership and personal demeaner through the Pandemic and its immediate after-effects were a source of stability in an environment of significant uncertainty and stress for all who worked at the Company during those many months.  On behalf of all of us at STRATTEC, I express my sincere gratitude to Frank for his leadership, his kindness and concern for our associates and the stewardship of our Company,” said Harold M. Stratton II, Chairman of the Company’s Board of Directors.

About STRATTEC
STRATTEC designs, develops, manufactures and markets automotive access control products, including mechanical locks and keys, electronically enhanced locks and key fobs, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market select products from each company to global customers as cooperating partners of the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans 115 years.

Contact:
Dennis Bowe
Vice President and Chief Financial Officer
414-247-3399